File No. 33-
                                        File No. 811-

                             UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                               FORM N-8A

                    NOTIFICATION OF REGISTRATION
               FILED PURSUANT TO SECTION 8(a) OF THE
                   INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Bjurman Trust

Address of Principal Business Office: 10100 Santa Monica Boulevard
                                      Los Angeles, CA 90067-4103

Telephone Number including Area Code: 310-553-6577

Name and Address of Agent for Service:

                          G. Andrew Bjurman
                              President
                  George D. Bjurman & Associates
                    10100 Santa Monica Boulevard
                     Los Angeles, California 90067-4103


COPIES TO:
                         Julie Allecta, Esq.
                   Heller Ehrman White & McAuliffe
                           33 Bush Street
                     San Francisco, CA 94104-2878


                     Joseph M. O'Donnell, Esq.
                         FPS Services, Inc.
                 3200 Horizon Drive, P.O. Box 61503
                   King of Prussia, PA 19406-0903

Check Appropriate Box:

 Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     YES  X         NO ___


Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Los Angeles and State of California on the 13th day of November, 1996.


                              Bjurman Trust


By:  /s/ O. Thomas Barry, III                 By: /s/ G. Andrew Bjurman

  O. Thomas Barry, III, Co-President       G. Andrew Bjurman, Co-President